Exhibit 99.1

Energy Recovery Appoints Joel Gay as Chief Financial Officer

SAN LEANDRO, Calif., June 27, 2014—Energy Recovery Inc (NASDAQ: ERII), the leader in capturing reusable energy from industrial fluid flows and pressure cycles, today announced that it has promoted Mr. Joel Gay to Chief Financial Officer, replacing Alex Buehler, who will be leaving to pursue the next step in his career.

Joel joined Energy Recovery in January 2012 and has held several positions at the company, including most recently serving as Vice President of Finance since June 2013. Prior to joining Energy Recovery, Joel was the CFO of the largest division of Aegion Corp (NASDAQ: AEGN).

“I have worked with and known Joel since 2007 and believe he has a unique combination of thought leadership, financial analytics and business acumen that will greatly benefit our company going forward. We are very happy to have such talent on our team,” stated Energy Recovery CEO Tom Rooney.

Joel Gay stated, “To be appointed as Energy Recovery’s Chief Financial Officer is a distinct honor. As a result of a strong balance sheet, robust IP portfolio and cohesive strategic plan, our growth prospects are bright. I look forward to supporting Tom and the balance of senior management in executing against our strategy.”

Joel Gay received his MBA from the University of Chicago’s Booth School of Business and a Bachelor of Arts from St. Thomas University.

Tom Rooney stated, “One of the most rewarding aspects of my job is having the opportunity to mentor brilliant young executives as they progress through their careers. In this instance, I have the pleasure of watching both Alex Buehler and Joel Gay take exciting steps forward in their respective careers. We appreciate Alex’s efforts these past few years and wish him all the best in his next role.”

About Energy Recovery Inc

Energy Recovery Inc (NASDAQ: ERII) technology harvests the power of pressure from high-pressure fluid flows and pressure cycles. Through collaboration with industry, Energy Recovery helps make industrial processes within water, oil & gas, and chemical industries more profitable and environmentally sustainable. With over 15,000 energy recovery devices installed worldwide, Energy Recovery sets the standard for engineering excellence, cost savings and technical services to clients across the globe. Year after year, the company’s clean technologies save clients over $1.4 Billion in energy costs. Headquartered in the San Francisco Bay Area, Energy Recovery has offices in Madrid, Shanghai and Dubai. www.energyrecovery.com.